Exhibit 6.7

                                 PROMISSORY NOTE



$100,000                                                          June 27, 2002

     FOR VALUE RECEIVED, E-data Corporation (the "Maker"), a Delaware corporation with its principal place of business at 26 Harbor Park Drive, Port Washington, New York 11050, promises to pay to the order of Bert E. Brodsky (the "Payee"), with an address at 26 Harbor Park Drive, Port Washington, New York 11050, or at such other place as the holder hereof may from time to time designate in writing, in immediately available funds, the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000), with interest thereon computed from the date hereof at the rate of ten percent (10%) per annum. Interest shall be payable monthly on the 7th of each month, beginning October 27th, 2002 through and including June 27th, 2004, on which latter date the then-outstanding principal balance of this Note shall also be due and payable.

     The payment of all amounts due under this Note is secured by the granting of a security interest in certain assets of the Maker pursuant to a Security Agreement of even date between the Maker and the Payee.

     The payment of all amounts due under this Note shall be pari passu with payment of the indebtedness evidenced by (i) the Grid Note from the Maker to the Payee dated April 11, 2001 (the "First Grid Note"), and (ii) the Grid Note from the Maker to the Payee dated November 28, 2001 (the "Second Grid Note"). Maker acknowledges and agrees that (i) the first twenty-five percent (25%) of all gross revenues which it receives ("Revenues") shall be applied exclusively to the payment of all amounts due under the First Grid Note; (ii) the second twenty-five percent (25%) of Revenues shall be applied exclusively to the payment of all amounts due under the Second Grid Note; and (iii) the third twenty-five percent (25%) of Revenues shall be applied exclusively to the payment of all amounts due hereunder. Such repayments shall be made on the first business day of the month following the month in which any Revenues are received; provided, however, that no such repayments shall be required under this Note for a period of 120 days from the date of this Note; provided, further, however, that such 120-day postponement shall have no application to either the First Grid Note or the Second Grid Note.


     If any of the following events or conditions shall happen or occur (in any case an "Event of Default"): (i) a default by the Maker in the due and punctual payment of any amount due hereunder; (ii) the sale of all or substantially all of the assets of the Maker, or the sale of any assets of the Maker out of the ordinary course of business or for less than fair consideration; (iii) the application by the Maker for, or consent by the Maker to, the appointment of a receiver, trustee or liquidator of itself or of its property; (iv) the admission in writing by the Maker of his inability to pay his debts as they mature; (v) a general assignment by the Maker for the benefit of creditors; (vi) the adjudication of the Maker as a bankrupt or insolvent; (vii) the filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or and arrangement with creditors; (viii) the Maker's taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or the Maker's filing an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; (ix) the Maker having an involuntary petition in bank-ruptcy filed against it which is not dismissed or discharged within ninety
(90) days; or (x) the merger, sale, consolidation or liquidation of the Maker; then and in each and every such Event of Default, the Payee may, without notice to the Maker, declare the entire unpaid principal amount of this Note then outstanding plus accrued interest to be forthwith due and payable whereupon the same shall become forthwith due and payable.

     This Note may not be waived, changed, modified or discharged orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     No failure by the holder hereof to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the holder hereof as herein specified are cumulative and not exclusive of any other rights or remedies that such holder may otherwise have.

     Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of any agent or attorneys for collection upon default or maturity, the Maker agrees to pay, in addition to all other amounts due and payable hereunder, all cost and expenses of collection or attempting to collect this Note, including reasonable attorneys' fees.

     The Maker and any endorsers hereof, for themselves and their respective representatives, successors and assigns, expressly (a) waive presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, diligence in collection, any and all counterclaims and / or rights of set off and trial by jury and (b) consent that the Payee may release or surrender, exchange or substitute any property or other collateral or security now held or which may hereafter be held as security for the payment of this Note, and may release any guarantor, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby.

     Any notice, demand or request relating to any matter set forth herein shall be in writing and shall be deemed effective when hand delivered, when mailed, postage prepaid, by registered or certified mail, return receipt requested, or by overnight mail or nationally recognized overnight courier to the Maker or the Payee at its address stated herein or at such other address of which it shall have notified the party giving such notice in writing as aforesaid.

     The Payee shall be entitled to assign all or any portion of its right, title and interest in this Note at its sole discretion without notice to the Maker, provided that the Maker shall continue to make payments required hereunder to the Payee until it has received notice of change of address for payments as provided herein.

     Notwithstanding any other provision of this Note, all payments made hereunder shall be applied first to payment of sums payable hereunder other than interest and principal, second to any interest on the principal balance outstanding hereunder, and third to principal.

     This Note may be prepaid in whole or in part upon three (3) days' prior written notice to Payee without penalty. All prepayments of principal hereunder shall include payment of interest up to and including the date of prepayment. All prepayments of principal hereunder shall be made in multiples of $10,000.

     This Note shall be governed by the laws of the State of New York, excluding choice of law principles thereof. In the event any clause or part of this Note shall be held or declared to be void, illegal or invalid for any reason, all other clauses or parts of this Note which can be effected without such void, illegal or invalid clause or part shall nevertheless continue in full force and effect.



                                                 E-data Corporation



                                                  By:/s/Tibor Tallos
                                                     Tibor T. Tallos, President